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                           [RANDGOLD RESOURCES LOGO]



                                                   For further information call:
                                   (Chairman) Roger Kebble on +27 (0)11 309 6036
                                                       cell: +27 (0) 83 444 3030
                                          (CEO) Mark Bristow on +44 779 775 2288




                    ASHER ELECTED SENIOR INDEPENDENT DIRECTOR
                              OF RANDGOLD RESOURCES



LONDON, 13 OCTOBER 2003 - The board of Randgold Resources (LSE: RRS) (NASDAQ:
GOLD) has elected Bernard Asher as its senior independent non-executive director. Asher, who has served on the Randgold Resources board since the company's listing on the London Stock Exchange in 1997, is the chairman of the company's audit committee and a member of the remuneration committee. He is a former chairman of HSBC Investment Bank and is currently also chairman of Lonrho Africa, vice-chairman of Legal & General and of the Court of Governors of the London School of Economics and a director of various other companies.

Chairman Roger Kebble said that with Randgold Resources' recent inclusion in the FTSE 250 index and its generally heightened level of activity in the London market, the company had deemed it prudent to strengthen its presence there, among other things through an enhanced role for the London-domiciled Asher.

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                                  Issued on behalf of Randgold Resources Limited
                                                       by du Plessis Associates.
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duPlessis                  dPA contact Kathy du Plessis on Tel: 27(11) 728 4701,
Associates        mobile:+27(0)83 266 5847 or e-mail randgoldresources@dpapr.com
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                                   DISCLAIMER:
Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.